CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-85330, 333-91554, 333-105292, 333-88527, and 333-88529 on Form S-8 and Nos. 333-128828, 333-46718, 333-54538, 333-113478, 333-118677, and 333-96193 on Form S-3 of our reports dated March 10, 2006, relating to the consolidated financial statements of East West Bancorp, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of East West Bancorp, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 10, 2006